Exhibit 99.1

KONTOOR BRANDS REPORTS 2025 FIRST QUARTER RESULTS; UPDATES 2025 OUTLOOK

First Quarter 2025 Highlights
•Revenue of $623 million decreased 1 percent compared to prior year (flat on a constant currency basis)
•Reported gross margin was 47.5 percent. Adjusted gross margin of 47.7 percent increased 200 basis points compared to prior year
•Reported operating income was $73 million. Adjusted operating income of $96 million increased 4 percent compared to prior year. Adjusted operating income includes $8 million of incremental acquisition-related stock-based compensation expense
•Reported EPS was $0.76. Adjusted EPS of $1.20 increased 3 percent compared to prior year. Reported and adjusted EPS includes $0.11 of incremental acquisition-related stock-based compensation expense
•Inventory decreased 12 percent compared to prior year
•As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.52 per share

Updated Full Year 2025 Outlook
•Outlook includes the expected revenue, earnings and cash flow contribution from Helly Hansen, which is expected to close in the second quarter of 2025
•Outlook does not include the anticipated impact from recently enacted changes in tariffs, which is estimated to be $50 million on an unmitigated basis, including the tariff impact of Helly Hansen
•Revenue now expected to be in the range of $3.06 to $3.09 billion, representing an increase of approximately 17 to 19 percent (including an approximate 16 percent benefit from Helly Hansen)
•Adjusted gross margin now expected to be in the range of 45.9 to 46.1 percent, representing an increase of 80 to 100 basis points compared to prior year (including a 40 basis point benefit from Helly Hansen)
•Adjusted operating income now expected to be in the range of $437 to $445 million, representing an increase of 15 to 17 percent compared to prior year (including an approximate $37 million benefit from Helly Hansen). Adjusted operating income includes $9 million of incremental acquisition-related stock-based compensation expense
•Adjusted EPS now expected to be in the range of $5.40 to $5.50, representing an increase of 10 to 12 percent compared to prior year (including an approximate $0.20 benefit from Helly Hansen). Adjusted EPS includes $0.13 of incremental acquisition-related stock-based compensation expense
•Cash from operations is expected to exceed $350 million, including the expected benefit from Helly Hansen

GREENSBORO, N.C. - May 6, 2025 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its first quarter ended March 29, 2025.

“Our strong first quarter results reflect the operational agility that is a cornerstone of our business,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “We continued to strengthen our brands, drive market share gains, and grow our presence across categories and channels of distribution. And, the strength of our gross margin drove strong underlying earnings growth, cash generation and further improvement in our returns on capital.”

“We have navigated significant disruption over the past five years and have built an organization and operating model rooted in resiliency. Project Jeanius is underway and later this month we expect to welcome Helly Hansen to the Kontoor family, further enhancing our ability to generate long-term value for our shareholders. I want to thank our colleagues around the globe for their continued perseverance and commitment to strong execution amidst an increasingly dynamic environment,” added Baxter.

First Quarter 2025 Income Statement Review

Revenue was $623 million and decreased 1 percent (flat in constant currency) compared to prior year. Global wholesale decreased 2 percent partially offset by 5 percent growth in global direct-to-consumer.

U.S. revenue was $493 million and was flat compared to prior year. Wholesale revenue decreased 1 percent. Direct-to-consumer increased 11 percent driven by a 17 percent increase in digital partially offset by a 4 percent decrease in brick-and-mortar retail.

International revenue was $130 million and decreased 7 percent (3 percent decrease in constant currency) compared to prior year. Wholesale decreased 8 percent (4 percent decrease in constant currency), and direct-to-consumer decreased 2 percent (1 percent increase in constant currency). Europe decreased 4 percent (2 percent decrease in constant currency), driven by a 3 percent decrease (flat in constant currency) in direct-to-consumer and a 4 percent decrease (2 percent decrease in constant currency) in wholesale. Asia decreased 3 percent, driven by a 1 percent decrease in direct-to-consumer and a 5 percent decrease (3 percent decrease in constant currency) in wholesale. Non-U.S. Americas decreased 18 percent (8 percent decrease in constant currency).

Wrangler brand global revenue was $420 million and increased 3 percent compared to prior year. Wrangler U.S. revenue increased 3 percent, driven by a 14 percent increase in direct-to-consumer and a 2 percent increase in wholesale. Wrangler international revenue was flat (4 percent increase in constant currency) compared to prior year, driven by a 2 percent increase (6 percent increase in constant currency) in wholesale offset by a 12 percent decrease (8 percent decrease in constant currency) in direct-to-consumer.

As expected, Lee brand global revenue was $200 million and decreased 9 percent compared to prior year. Lee U.S. revenue decreased 8 percent driven by a 9 percent decrease in wholesale partially offset by a 3 percent increase in direct-to-consumer. Lee international revenue decreased 11 percent (8 percent decrease in constant currency) driven by a 15 percent decrease (12 percent decrease in constant currency) in wholesale partially offset by a 1 percent increase (3 percent increase in constant currency) in direct-to-consumer.

Gross margin increased 230 basis points to 47.5 percent on a reported basis and increased 200 basis points to 47.7 percent on an adjusted basis compared to prior year. Adjusted gross margin expansion was driven by the benefits from lower product costs, Project Jeanius, supply chain efficiencies, and direct-to-consumer and product mix, partially offset by the carryover of targeted pricing actions taken in the prior year.

Selling, General & Administrative (SG&A) expenses were $222 million, or 35.7 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $201 million, representing an increase of 3 percent compared to prior year driven by investments in demand creation, partially offset by a decrease in discretionary expenses. Reported and adjusted SG&A expense include $8 million of incremental acquisition-related stock-based compensation expense.

Operating income was $73 million on a reported basis. On an adjusted basis, operating income was $96 million and increased 4 percent compared to prior year. Adjusted operating margin of 15.4 percent increased 70 basis points compared to prior year. Reported and adjusted operating income include $8 million of incremental acquisition-related stock-based compensation expense.

Earnings per share (EPS) was $0.76 on a reported basis. On an adjusted basis, EPS was $1.20, representing an increase of 3 percent. Reported and adjusted EPS include $0.11 of incremental acquisition-related stock-based compensation expense.

Balance Sheet and Liquidity Review

The Company ended the first quarter with $357 million in cash and cash equivalents, and $736 million in long-term debt.

Inventory at the end of the first quarter was $443 million, representing a 12 percent decrease compared to prior year.

At the end of the first quarter, the Company had no outstanding borrowings under the Revolving Credit Facility and $494 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.52 per share, payable on June 20, 2025, to shareholders of record at the close of business on June 10, 2025.

The Company returned $29 million to shareholders through dividends during the first quarter. The Company has $215 million remaining under its authorized share repurchase program.

Helly Hansen Acquisition Update

The Company has received all required regulatory approvals and expects the acquisition to close at the end of May 2025, subject to customary closing conditions.

The Company expects Helly Hansen to contribute approximately $425 million to 2025 revenue, approximately $37 million to 2025 adjusted operating income, and approximately $0.20 to 2025 adjusted EPS. Additionally, Helly Hansen is expected to contribute approximately $50 million to 2025 cash flow from operations.

As announced on April 8, 2025, the Company entered into a Second Amended and Restated Credit Agreement, a portion of which will be used to fund the acquisition of Helly Hansen while providing additional liquidity and capital structure flexibility. In April 2025, the Company entered into “floating to fixed” interest rate swap agreements to mitigate exposure to volatility in reference rates to the Company’s future interest rate payments on indebtedness. The total notional amount of the Company's interest rate swap agreements was $700 million at April 2025.

Updated Full Year 2025 Outlook

The Company’s outlook includes the expected revenue, earnings and cash flow contribution from the acquisition of Helly Hansen.

The Company’s outlook does not include the impact from recently enacted changes in tariffs. Based on recently enacted tariff policy changes, the Company expects an estimated $50 million unmitigated impact to full year 2025 operating income, including the tariff impact of Helly Hansen. The Company does not anticipate an impact to second quarter operating income as a result of recently enacted changes in tariffs. And, the Company expects to begin to offset the $50 million unmitigated impact of recent tariff policy changes beginning in the third quarter of 2025 through a combination of targeted price increases, sourcing and production optimization within our global supply chain, inventory management, supplier partnerships and other initiatives. The Company expects to substantially offset the impact from recently enacted changes in tariffs over a 12 to 18 month period.

“Our outlook reflects the enhanced growth, earnings and cash flow profile of our portfolio, supported by the significant benefits of Project Jeanius and the expected addition of Helly Hansen,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “We expect the near-term operating environment to remain volatile and tariff policy changes present a significant headwind to our business. However, with the team and strategy we have in place, we are well-positioned to successfully manage through this environment and emerge stronger. Our first quarter results were stronger than expected, and we remain on track to deliver the full year outlook we provided in February and have increased the expected contribution from Helly Hansen. We are focused on strengthening our brands, continuing to take market share, and delivering strong business fundamentals and operational execution. We are confident we are on a path to deliver strong long-term value for shareholders.”

The Company’s updated full year 2025 outlook includes the following assumptions:

•Revenue is now expected to be in the range of $3.06 to $3.09 billion, representing growth of approximately 17 to 19 percent compared to prior year. The Company expects Helly Hansen to contribute approximately $425 million to 2025 revenue, based on an end of May 2025 transaction closing.

Excluding the impact of Helly Hansen, the Company expects full year 2025 revenue growth of approximately 1 to 2 percent. This compares to the prior outlook of 1 to 3 percent growth.

The Company expects second quarter revenue of approximately $630 million, representing an increase of approximately 4 percent compared to prior year, including an anticipated $20 to $25 million contribution from Helly Hansen.

•Adjusted gross margin is now expected to be in the range of 45.9 to 46.1 percent, representing an increase of 80 to 100 basis points compared to the prior year.

Excluding the impact of Helly Hansen, the Company expects adjusted gross margin to be in the range of 45.5 to 45.7 percent, representing gross margin expansion of 40 to 60 basis points. This compares to the prior outlook of 20 to 40 basis points of gross margin expansion.

Excluding the impact of Helly Hansen, the Company expects first half 2025 gross margin expansion of approximately 100 basis points compared to its prior outlook of 10 to 20 basis points of gross margin expansion. The Company does not expect Helly Hansen to meaningfully impact second quarter gross margin.

•Adjusted SG&A is expected to increase approximately 20 percent compared to the prior year. Excluding the impact of Helly Hansen, the Company expects adjusted SG&A to increase at a low-single digit rate compared to the prior year, consistent with the prior outlook. Full year 2025 adjusted SG&A now includes $9 million of incremental acquisition-related stock-based compensation expense.

•Adjusted operating income is expected to be in the range of $437 to $445 million, representing an increase of 15 to 17 percent compared to the prior year. Excluding the impact of Helly Hansen, the Company expects adjusted operating income to be in the range of $400 to $408 million, representing an increase of 5 to 7 percent compared to prior year, consistent with the prior outlook. Full year 2025 adjusted operating income now includes $9 million of incremental acquisition-related stock-based compensation expense.

•Adjusted EPS is expected to be in the range of $5.40 to $5.50, representing an increase of 10 to 12 percent compared to the prior year. Excluding the impact of Helly Hansen, adjusted EPS is expected to be in the range of $5.20 to $5.30, representing an increase of 6 to 8 percent compared to the prior year, consistent with the prior outlook. Full year 2025 adjusted EPS now includes $0.13 of incremental acquisition-related stock-based compensation expense.

The Company expects second quarter adjusted EPS of approximately $0.80, including the impact of Helly Hansen. The Helly Hansen business exhibits revenue and earnings seasonality. Historically, the second quarter has been Helly Hansen’s smallest quarter of the year which has resulted in operating losses in that quarter.

Excluding the impact of Helly Hansen, the Company expects second quarter adjusted EPS of $1.08, representing approximately 10 percent growth. The Company now expects first half adjusted EPS growth of approximately 7 percent. First half adjusted EPS now includes $0.12 of incremental acquisition-related stock-based compensation expense.

•Capital expenditures are expected to be approximately $45 million, including the impact of Helly Hansen.

•For the full year, the Company expects an effective tax rate of approximately 20 percent. Interest expense is expected to approximate $50 million. Adjusted other expense is expected to approximate $11 million. Average shares outstanding are expected to be approximately 56 million.

•The Company expects cash flow from operations to exceed $350 million, including the expected contribution from Helly Hansen.

This release refers to “adjusted” amounts from 2025 and 2024 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Webcast Information

Kontoor Brands will host its first quarter 2025 conference call beginning at 8:30 a.m. Eastern Time today, May 6, 2025. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2025 represent (i) acquisition-related costs associated with the acquisition of Helly Hansen and (ii) restructuring and transformation costs related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Adjustments during 2024 represent restructuring and transformation costs related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures, distributes, and licenses superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including elevated interest rates, moderating inflation, fluctuating foreign currency exchange rates, global supply chain issues and inconsistent consumer demand, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; potential difficulty in completing the acquisition of Helly Hansen, in successfully integrating it and/or in achieving the expected growth, cost savings and/or synergies from such acquisition; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; changes to trade policy, including tariffs, reciprocal tariffs and import/export regulations; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products, including as a result of tariffs and reciprocal tariffs; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; potential challenges with the Company’s implementation of Project Jeanius; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; legal, regulatory, political and economic risks; the impact of climate change and related legislative and regulatory responses; stakeholder response to sustainability issues, including those related to climate change; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company’s financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March		%
(Dollars and shares in thousands, except per share amounts)	2025	2024	Change
Net revenues	$622,901	$631,202	(1)%
Costs and operating expenses
Cost of goods sold	327,265	346,058	(5)%
Selling, general and administrative expenses	222,337	200,714	11%
Total costs and operating expenses	549,602	546,772	1%
Operating income	73,299	84,430	(13)%
Interest expense	(9,808)	(9,292)	6%
Interest income	3,440	2,425	42%
Other expense, net	(11,000)	(2,883)	282%
Income before income taxes	55,931	74,680	(25)%
Income taxes	13,049	15,173	(14)%
Net income	$42,882	$59,507	(28)%
Earnings per common share
Basic	$0.77	$1.07
Diluted	$0.76	$1.05
Weighted average shares outstanding
Basic	55,355	55,735
Diluted	56,059	56,739
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended March 2025 and March 2024 correspond to the 13-week fiscal periods ended March 29, 2025 and March 30, 2024, respectively. References to March 2025, December 2024 and March 2023 relate to the balance sheets as of March 29, 2025, December 28, 2024 and March 30, 2024, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 2025	December 2024	March 2024
ASSETS
Current assets
Cash and cash equivalents	$356,710	$334,066	$215,059
Accounts receivable, net	208,261	243,660	239,632
Inventories	443,070	390,209	501,341
Prepaid expenses and other current assets	79,737	96,346	104,208
Total current assets	1,087,778	1,064,281	1,060,240
Property, plant and equipment, net	100,279	103,300	110,304
Operating lease assets	52,415	47,171	56,268
Intangible assets, net	11,274	11,232	12,135
Goodwill	209,153	208,787	209,566
Other assets	214,780	215,768	212,924
TOTAL ASSETS	$1,675,679	$1,650,539	$1,661,437
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$—	$—	$20,000
Accounts payable	202,759	179,680	187,200
Accrued and other current liabilities	166,808	193,335	163,251
Operating lease liabilities, current	21,573	20,890	22,187
Total current liabilities	391,140	393,905	392,638
Operating lease liabilities, noncurrent	34,322	29,955	37,016
Other liabilities	87,905	86,309	85,344
Long-term debt	735,640	740,315	759,246
Total liabilities	1,249,007	1,250,484	1,274,244
Commitments and contingencies
Total equity	426,672	400,055	387,193
TOTAL LIABILITIES AND EQUITY	$1,675,679	$1,650,539	$1,661,437

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March
(In thousands)	2025	2024
OPERATING ACTIVITIES
Net income	$42,882	$59,507
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9,637	9,505
Stock-based compensation	14,462	5,768
Other, including working capital changes	10,644	(18,312)
Cash provided by operating activities	77,625	56,468
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(2,732)	(4,491)
Capitalized computer software	(1,503)	(1,154)
Other	(527)	(787)
Cash used by investing activities	(4,762)	(6,432)
FINANCING ACTIVITIES
Repayments of term loan	(5,000)	(5,000)
Repurchases of Common Stock	—	(20,105)
Dividends paid	(28,824)	(27,844)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(4,052)	(1,665)
Cash used by financing activities	(37,876)	(54,614)
Effect of foreign currency rate changes on cash and cash equivalents	(12,343)	4,587
Net change in cash and cash equivalents	22,644	9
Cash and cash equivalents – beginning of period	334,066	215,050
Cash and cash equivalents – end of period	$356,710	$215,059

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended March		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2025	2024
Segment revenues:
Wrangler	$420,246	$409,494	3%	3%
Lee	199,900	219,443	(9)%	(8)%
Total reportable segment revenues	620,146	628,937	(1)%	(1)%
Other revenues (b)	2,755	2,265	22%	22%
Total net revenues	$622,901	$631,202	(1)%	—%
Segment profit:
Wrangler	$86,848	$74,666	16%	17%
Lee	32,447	35,094	(8)%	(8)%
Reconciliation to income before income taxes:
Corporate and other expenses	(56,779)	(28,060)	102%	103%
Interest expense	(9,808)	(9,292)	6%	6%
Interest income	3,440	2,425	42%	36%
Loss related to other revenues (b)	(217)	(153)	42%	42%
Income before income taxes	$55,931	$74,680	(25)%	(25)%
(a) Refer to constant currency definition on the following pages.
(b) We report an “Other” category to reconcile segment revenues to total net revenues and segment profit to income before income taxes, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of Chic®, Rock & Republic®, other company-owned brands and private label apparel, and the associated costs.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended March 2025
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$420,246	$2,284	$422,530
Lee	199,900	2,926	202,826
Total reportable segment revenues	620,146	5,210	625,356
Other revenues	2,755	—	2,755
Total net revenues	$622,901	$5,210	$628,111
Segment profit:
Wrangler	$86,848	$503	$87,351
Lee	32,447	13	32,460
Reconciliation to income before income taxes:
Corporate and other expenses	(56,779)	(122)	(56,901)
Interest expense	(9,808)	—	(9,808)
Interest income	3,440	(147)	3,293
Loss related to other revenues	(217)	—	(217)
Income before income taxes	$55,931	$247	$56,178
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended March
(Dollars in thousands, except per share amounts)	2025	2024

Cost of goods sold - as reported under GAAP	$327,265	$346,058
Restructuring and transformation costs (a)	(1,348)	(3,038)
Adjusted cost of goods sold	$325,917	$343,020

Selling, general and administrative expenses - as reported under GAAP	$222,337	$200,714
Restructuring and transformation costs (a)	(11,156)	(5,357)
Acquisition-related costs (b)	(10,326)	—
Adjusted selling, general and administrative expenses	$200,855	$195,357

Other expense, net - as reported under GAAP	$(11,000)	$(2,883)
Acquisition-related costs (b)	8,865	—
Adjusted other expense, net	$(2,135)	$(2,883)

Diluted earnings per share - as reported under GAAP	$0.76	$1.05
Restructuring and transformation costs (a)	0.17	0.11
Acquisition-related costs (b)	0.26	—
Adjusted diluted earnings per share	$1.20	$1.16

Net income - as reported under GAAP	$42,882	$59,507
Income taxes	13,049	15,173
Interest expense	9,808	9,292
Interest income	(3,440)	(2,425)
EBIT	$62,299	$81,547
Depreciation and amortization	9,637	9,505
EBITDA	$71,936	$91,052
Restructuring and transformation costs (a)	12,504	8,395
Acquisition-related costs (b)	19,191	—
Adjusted EBITDA	$103,631	$99,447
As a percentage of total net revenues	16.6%	15.8%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(b) See Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended March
	2025		2024
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$622,901	$622,901	$631,202	$631,202

Gross margin	$295,636	$296,984	$285,144	$288,182
As a percentage of total net revenues	47.5%	47.7%	45.2%	45.7%

Selling, general and administrative expenses	$222,337	$200,855	$200,714	$195,357
As a percentage of total net revenues	35.7%	32.2%	31.8%	30.9%

Operating income	$73,299	$96,129	$84,430	$92,825
As a percentage of total net revenues	11.8%	15.4%	13.4%	14.7%
Earnings per share - diluted	$0.76	$1.20	$1.05	$1.16

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended March 2025
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$335,504	$108,764	$2,609	$446,877
Non-U.S. Wholesale	45,225	53,834	—	99,059
Direct-to-Consumer	39,517	37,302	146	76,965
Total	$420,246	$199,900	$2,755	$622,901

Geographic revenues
U.S.	$368,302	$122,303	$2,755	$493,360
International	51,944	77,597	—	129,541
Total	$420,246	$199,900	$2,755	$622,901

	Three Months Ended March 2024
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$328,725	$119,147	$2,092	$449,964
Non-U.S. Wholesale	44,438	63,618	—	108,056
Direct-to-Consumer	36,331	36,678	173	73,182
Total	$409,494	$219,443	$2,265	$631,202

Geographic revenues
U.S.	$357,463	$132,283	$2,265	$492,011
International	52,031	87,160	—	139,191
Total	$409,494	$219,443	$2,265	$631,202

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended March
	2025	2024	2025 to 2024
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$368,302	$357,463	3%	3%
Lee U.S.	122,303	132,283	(8)%	(8)%
Other U.S.	2,755	2,265	22%	22%
Total U.S. revenues	$493,360	$492,011	—%	—%

Wrangler International	$51,944	$52,031	—%	4%
Lee International	77,597	87,160	(11)%	(8)%
Total International revenues	$129,541	$139,191	(7)%	(3)%

Global Wrangler	$420,246	$409,494	3%	3%
Global Lee	199,900	219,443	(9)%	(8)%
Global Other	2,755	2,265	22%	22%
Total revenues	$622,901	$631,202	(1)%	—%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)” for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Adjusted Return on Invested Capital (Non-GAAP)
(Unaudited)

(Dollars in thousands)	Trailing Twelve Months Ended March
Numerator	2025	2024
Net income	$229,177	$224,205
Plus: Income taxes	53,497	39,505
Plus: Interest income (expense), net	29,176	33,630
EBIT	$311,850	$297,340
Plus: Restructuring and transformation costs (a)	42,448	22,722
Plus: Acquisition-related costs (b)	19,191	—
Plus: Operating lease interest (c)	1,312	1,202
Adjusted EBIT	$374,801	$321,264
Adjusted effective income tax rate (d)	20%	16%
Adjusted net operating profit after taxes	$300,989	$271,363

Denominator	March 2025	March 2024	March 2023
Equity	$426,672	$387,193	$299,288
Plus: Current portion of long-term debt and other borrowings	—	20,000	19,755
Plus: Noncurrent portion of long-term debt	735,640	759,246	827,944
Plus: Operating lease liabilities (e)	55,895	59,203	53,713
Less: Cash and cash equivalents	(356,710)	(215,059)	(52,677)
Invested capital	$861,497	$1,010,583	$1,148,023
Average invested capital (f)	$936,040	$1,079,303

Net income to average debt and equity (g)	19.7%	19.4%
Adjusted return on invested capital	32.2%	25.1%
Non-GAAP Financial Information: Adjusted return on invested capital (“ROIC”) is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. ROIC may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(b) See Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(c) Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within “Selling, general and administrative expenses” in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes (“EBIT”) based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
(d) Effective income tax rate adjusted for acquisition-related and restructuring and transformation costs and the corresponding tax impact. See Note 2 and Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures,” respectively, at the end of this document.
(e) Total of “Operating lease liabilities, current” and “Operating lease liabilities, noncurrent” in the Company's balance sheets.
(f) The average is based on the “Invested capital” at the end of the current period and at the end of the comparable prior period.
(g) Calculated as “Net income” divided by average “Debt” and “Equity.” “Debt” includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of “Debt” and “Equity” at the end of the current period and at the end of the comparable prior period.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(1) During the three months ended March 2025, restructuring and transformation costs included $11.6 million related to business optimization activities and $0.9 million related to streamlining and transferring select production within our internal manufacturing network. Total restructuring and transformation costs resulted in a corresponding tax impact of $2.9 million for the three months ended March 2025.
During the three months ended March 2024, restructuring and transformation costs included $7.2 million related to business optimization activities and $1.2 million related to streamlining and transferring select production within our internal manufacturing network. Total restructuring and transformation costs resulted in a corresponding tax impact of $2.0 million for the three months ended March 2024.
(2) During the trailing twelve months ended March 2025, restructuring and transformation costs were $42.4 million related to business optimization activities and streamlining and transferring select production within our internal manufacturing network. Total restructuring and transformation costs resulted in a corresponding tax impact of $9.9 million for the trailing twelve months ended March 2025.
During the trailing twelve months ended March 2024, restructuring and transformation costs were $22.7 million related to reductions in our global workforce, streamlining and transferring select production within our internal manufacturing network, optimizing and globalizing our operating model and other business optimization activities. Total restructuring and transformation costs resulted in a corresponding tax impact of $5.0 million for the trailing twelve months ended March 2024.
(3) On February 18, 2025, the Company entered into a definitive agreement to acquire the global outdoor and workwear brand Helly Hansen for a purchase price of $1.276 billion Canadian dollars (or approximately $900 million based on the foreign currency exchange rate in effect as of the agreement date), subject to working capital and other closing adjustments. Acquisition-related costs include $10.3 million of professional and other fees and $8.9 million of losses related to foreign currency exchange contracts to hedge the purchase price. Acquisition-related costs resulted in a corresponding tax impact of $4.4 million for the three months ended March 2025.